September 27, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Judiciary Plaza

Washington, D.C. 20549

Attn:	Anna Abramson, Staff Attorney

Jan Woo, Legal Branch Chief

Re:	SmartRent, Inc.

Registration Statement on Form S-1

File No. 333-259749

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, SmartRent, Inc. (the “Company”) hereby requests that the Securities and Exchange Commission (the “Commission”) accelerate the effectiveness of the above-referenced Registration Statement to 4:00 p.m., Eastern Time, on Wednesday, September 29, 2021, or as soon thereafter as practicable or at such later time as the Company may orally request via telephone call to the staff of the Commission.

Thank you for your assistance. Should you have any questions, please contact David Lewis of DLA Piper LLP (US) at (480) 606-5126.

Very truly yours,

SMARTRENT, INC.

By:	/s/ Jonathan Wolter
Jonathan Wolter
Chief Financial Officer

cc:	David Lewis, Esq.

Kevin Criddle, Esq.